Exhibit 99(a)(xxi)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of the Lord Abbett Investment Trust, a Delaware Statutory Trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated August 16, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, to: (i) change the name of the existing Lord Abbett Balanced Strategy Fund of the Trust to the “Lord Abbett Multi-Asset Balanced Opportunity Fund”; (ii) change the name of the existing Lord Abbett Diversified Income Strategy Fund of the Trust to the “Lord Abbett Multi-Asset Income Fund”; and (iii) change the name of the existing Lord Abbett Growth & Income Strategy Fund to the “Lord Abbett Multi-Asset Growth Fund”.

This instrument shall constitute an amendment to the Declaration and shall be effective December 1, 2013.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 24th day of October, 2013.

/s/ Daria L. Foster	/s/ Julie A. Hill
Daria L. Foster	Julie A. Hill

/s/ E. Thayer Bigelow	/s/ Franklin W. Hobbs
E. Thayer Bigelow	Franklin W. Hobbs

/s/ Robert B. Calhoun, Jr.	/s/ James McTaggart
Robert B. Calhoun, Jr.	James M. McTaggart

/s/ Evelyn E. Guernsey	/s/ James L.L. Tullis
Evelyn E. Guernsey	James L.L. Tullis